FARMOUT AGREEMENT

RANDLE CHRISTIAN (FAIR) LEASE
RRC NO. 06574

Farmor:	**TOGS ENERGY, INC.**	**M-C Production & Drilling Co., Inc.**
Farmor's Address:	P. O. Box 9939 Longview, Texas 75608-9939	P.O. Box 9909 Longview, Texas 75608
Farmee:	**ENDEAVOR POWER CORP.**	
Farmee's Address:		
Area/Prospect:	East Texas Field Woodbine Deepening	
State:	Texas	
County:	Gregg	
Date of Execution:	July 21 - 09	
Effective Date:	~~July 1~~, 2009	

Farmor represents without ~~warranty~~ that it is the owner of the oil and gas leases described in Exhibit A attached to this Agreement (the "Leases"), covering the lands ("Lands") described in Exhibit A attached to this Agreement.

Farmor agrees that Farmee will acquire an interest in the Leases insofar as they cover Lands under the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements provided in this Agreement, Farmor and Farmee agree as follows:

Operator of the wells described herein is to be M-C Production and Drilling, Inc.

1. **EXHIBITS.**

The following Exhibits are attached and shall be considered part of this Agreement:

Exhibit A - Exhibit "A" is a schedule of the oil and gas leases/tracts subject to this Agreement insofar and only insofar as it covers the lands colored in "yellow" on the plat attached to this Agreement as Exhibit B.

Exhibit B - Plat of Farmout Lands. The Lands colored in "yellow" on Exhibit "B" represent Lands where Farmee will earn rights from the surface of the ground to the base of the Woodbine Formation, or 3800', whichever is the lesser.

Exhibit C - Form of Assignment.

Exhibit D – Form of Joint Operating Agreement.

2. **DEFINITIONS.**

For the purpose of this Agreement, the following terms shall have the meaning set opposite each term.

(a) "Completed Well" means a well which has been fully equipped for the taking of production through and including the tanks for an oil well, or recompleted in the zone now producing, or plugged and abandoned, if a dry hole. "Completion Date" is defined as the date on which the applicable completion forms are filed with the Railroad Commission of the State of Texas for the well.

(b) "Contract Depth" shall mean 3,800', more or less, or to a depth to sufficiently test the lower stringer of the Woodbine Formation. If after drilling to the Contract Depth and conducting the appropriate tests, Farmor, in its sole discretion, elects not to complete a well at the Contract Depth, Farmee shall still earn an assignment to the then producing zone in the Woodbine Formation.

(c) "Earning Well" means any well drilled under the terms and conditions of this Agreement by which Farmee is entitled to receive an assignment.

(d) "Lease Burdens" means any royalty, overriding royalty, production payment, and other similar burdens on production.

(e) "Oil Well" means any well that is so classified by rules or special order of the applicable regulatory agency.

(f) "Lease Cost" means $600,000.00 initial cost to re-complete six (6) wells on the Randle Christian (Fair) lease to the Contract Depth. This cost is calculated on the basis of $100,000.00 per well.

3. **FARMOUT WELL(S).**

3.1 Test Well. Farmor shall deepen existing wells, the "Test Wells", strictly in accordance with the following well specifications:

(a) Location: The test wells shall be at a location on the Farmout land colored in "yellow" on Exhibit "B".

(b) Spudding Deadline: The initial Test Well shall be spudded on or before thirty (30) days from the Effective Date hereof. Farmor must commence the actual drilling of a Test Well at the location agreed upon in 3.1(a).

(c) Completion/Plugging Deadline: Each of the Test Wells must be completed or plugged and abandoned within 30 days from the release of the rig for such well. Completion or plugging and abandonment date is deemed to be the day paperwork is filed with the Railroad Commission. Additional time may be available as agreed upon by the parties.

(d) Depth: The Test Wells must be drilled to at least the Base of the Woodbine Formation.

3.2 SUBSEQUENT WELLS.

(a) CONTINUOUS DEVELOPMENT-MULTIPLE WELLS. M-C Production and Drilling Co., Inc. ("Operator"), shall continue drilling on the Lands so long as not more than thirty (30) days elapse between the release of the drilling rig on one well and the commencement of the actual drilling of the next succeeding well until six (6) wells have been drilled/reworked. In the event Operator shall commence the actual drilling of a well sooner than required by this provision, then the number of days between commencement of actual drilling and the required commencement date shall be added to the time for commencement of the next required well; provided further that this time shall be cumulative and may be added to the time for commencing each successive well. Any well drilled under the provisions of this section shall be drilled in a proper and workmanlike manner to Contract Depth, and shall be completed or abandoned within thirty (30) days from the date of release of the drilling rig or such additional amount of time as agreed upon by the parties.

(b) LOST HOLE OR DRY HOLE. In the event any well is lost for any reason prior to being drilled to Contract Depth or Operator has encountered during the drilling of any well mechanical difficulty or formation or condition which would render further drilling impracticable or impossible, or any well reaches Contract Depth and is completed as a dry hole, Operator may plug and abandon such formation and continue to produce from the then current producing zone in the upper Woodbine Formation.

3.3 EARNED ASSIGNMENTS-PRODUCE TO EARN.

On receipt of Farmee's written request and as soon as practicable after Farmor is satisfied that Farmee has complied with all of its obligations under this Agreement with regard to the drilling, testing and completion of a well as a commercial producer of oil and/or gas in paying quantities, and after Farmee has paid any invoiced amounts due and owing to Farmor by Farmee, Farmor shall deliver to Farmee an assignment of a Gross Working Interest (GWI) of 75% based on an eighty percent (80%) net revenue lease on the form of assignment attached as Exhibit "C" to this Agreement. Said assignment shall reserve to Farmor, their successors

and assigns, a 25% Working Interest of all oil, gas, associated hydrocarbons and other minerals produced from the lands covered by the Subject Leases and all equipment, which said carried Working Interest shall be paid, computed and treated in the same manner and upon the same basis as the lessors' royalties provided for in the Subject Leases.

3.4 DEPTHS EARNED. The assignment will be limited to the interval from the surface to 3800' or to the base of the Woodbine Formation, whichever is lesser, as defined in this Agreement, subject to Reservations by Farmor.

4. **RESERVED.**

4.1 The assignment shall be on the form attached and marked Exhibit "C" to this Agreement. The assignment shall be bearing only those royalties and other payments out of or measured by production as were a burden upon the property when it was assigned to Farmee pursuant to the provisions of this Agreement and shall be free of liens or any other burdens.

4.2 PROPORTIONATE REDUCTION.

If Leases described in this Agreement cover less than the full mineral estate in any Lands described under such Leases, or if Farmor's interest in such Leases covering any Lands described under the Leases is less than the full leasehold estate, then the interest in the wells shall be proportionately reduced

5. **ACTUAL COST EXCEEDS PROJECTED COST.**

In the event that the actual costs incurred in the drilling/deepening of the test wells exceeds the initial total projected cost of $600,000.00, Farmor shall, within thirty (30) days of the completion of the operations described herein, provide to Farmee an invoice with an itemization of actual cost incurred in such operations, and delineating the cost overage. Within thirty (15) days of the receipt of such itemization, Farmee shall pay Farmor the total overage amount. In the event of such overage, however, the overage amount shall be recouped out of one-hundred percent (100%) of the proceeds of working interest net revenue lease production, net of operating expenses.

6. **LIABILITY.**

All operations shall be conducted by Farmor in a proper and workmanlike manner and in accordance with all applicable laws and regulations of all constituted authorities, including, but not limited to being bonded by the Railroad Commission of Texas as a bonded Operator. Farmee will indemnify, defend and hold Farmor and its Associated Parties harmless from each Claim or Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable. Farmee's obligations to indemnify, defend, and hold farmor and its associated parties harmless include claims and liabilities resulting in any way from the negligence or strict liability of Farmor or its associated parties whether the negligence or strict liability is active, passive, joint, concurrent or sole.

7. **TITLE INFORMATION AND WARRANTY OF TITLE.**

Farmor agrees, on written request, to furnish Farmee copies of the Leases and all title information in its possession within thirty (30) days of request. Farmor shall not be liable for the accuracy of any title information obtained by Farmee affecting the Leases covering the land. This Agreement is made without warranty of title, either express or implied.

8. **NOTICES AND WELL INFORMATION.**

8.1 IN GENERAL.

All well data, information and notices to be given to Farmor, as provided in this Agreement, shall be given as provided in Exhibit "C", with such Well data and information to be held confidential by Farmor, unless written consent is obtained by Farmor from Farmee to disclose such information to a third party.

8.2 OTHER NOTICES.

All notices, payments or other correspondence provided for in this Agreement, other than notices provided under Exhibit "C", shall be given as follows:

Farmor:

TOGS Energy, Inc.
David M. Chandler
P. O. Box 9939
Longview, Texas 75608-9939
Phone: (903) 295-3579

M-C Production & Drilling Co., Inc.
David M. Chandler
P.O. Box 9909
Longview, Texas 75608
Phone: (903) 297-2251

Farmee:

Endeavor Power Corp.
501 W. Broadway
Suite 800
San Diego, CA 92101
Phone: (778) 881-3232

Either Farmor or Farmee may change its address at any time by furnishing a written notice of change of address to the other party.

9. **INSURANCE.**

9. **INSURANCE.**

While operations are being conducted on the Lands, Farmor agrees to maintain the current insurance coverage.

10. **GENERAL.**

10.1 AUDITS.

Please see the Operating agreement attached hereto.

10.2 LEASE OBLIGATIONS.

Farmee shall comply with all Lease obligations and requirements.

10.3 LAWS AND REGULATIONS.

Farmee shall comply with all governmental laws, rules and regulations for the County of Gregg, State of Texas, wherein the leases and lands are located.

10.4 ACCESS TO WELL LOCATION.

Farmee's employees and authorized representatives, at the sole risk of Farmee, shall have access to the derrick floor of any farmout well at all times.

10.5 SECTION TITLES.

The section titles used in this Agreement are for the convenience of the parties only and are not intended to be used for the purpose of construing or interpreting the meaning of any section.

10.5 RELATIONSHIP OF PARTIES.

This Farmout Agreement is not intended to create and shall not be construed to create a partnership, joint venture or other relationship or association for profit between Farmor and Farmee.

11. **PERMISSION TO ASSIGN.**

This Farmout Agreement may not be assigned by Farmee without the prior written consent of Farmor. Such consent shall not be unreasonably withheld.

12. **REASSIGNMENT.**

It is understood that at the time any well drilled for which Farmee has received an assignment under the terms of this Agreement becomes incapable of producing oil or gas in paying quantities, thus becoming non-commercial, or rework operations are not commenced within thirty (30) days, or if rework operations fail and production in paying quantities is not restored, Farmee will, at such time, reassign the subject acreage to Farmor by recordable instrument. Such reassignment shall be made free and clear of any leasehold burdens other than those in place as of the date of this agreement.

13. **EXECUTION.**

13.1 Time is of the essence of this Agreement in all of its parts. This Agreement may be executed in any number of counterparts, each of which shall be considered as an original for all purposes. The terms, covenants and conditions of this Agreement shall run in favor of and be binding upon the parties and their successors, heirs, and assigns, and shall run with the Leases and the Lands.

13.2 EFFECTIVE DATE.

This Agreement shall be effective as of the Effective Date stated even though actually signed at a later date; provided, however, this Agreement shall be null and void, at Farmor's option, if the duplicate original enclosed herewith is not executed by Farmee and returned to Farmor by

August 1st 2009
(Date)

14. **MISCELLANEOUS.**

14.1 No change or modification of this Agreement shall be effective unless in writing and signed by David M. Chandler on behalf of Farmor and a corporate representative of Farmee.

14.2 Farmor shall make available to Farmee for examination in Farmor's offices, all title and other information including, but not limited to, geology, engineering, production history, well files and land files relating to rights from the surface of the ground to the base of the Woodbine formation or 3800', whichever is the lesser, as herein defined in the lands which are the subject of this Farmout Agreement insofar as the same are in Farmor's possession and will cooperate with Farmee in Farmee's efforts to obtain, at Farmee's expense, such additional information relating to the rights from the surface of the ground to the base of the Woodbine Formation or 3800', whichever is the lesser, as Farmee may reasonably desire. Farmor shall permit Farmee, at Farmee's expense, to inspect and photocopy such information and records at any reasonable time during the term of this Agreement. Farmor shall also permit Farmee to perform, at Farmee's sole risk, cost and expense, such field inspection of wells as Farmee may deem desirable. Farmor makes no representation or warranty as to either the completeness or accuracy of the information furnished or available in Farmor's files.

FARMOR:

TOGS ENERGY, INC.

By:__________________________
DAVID M. CHANDLER, PRESIDENT

M-C PRODUCTION & DRILLING CO, INC.

By:__________________________
DAVID M. CHANDLER, PRESIDENT

FARMEE:

ENDEAVOR POWER CORP.

By:__________________________